                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
                 EXHIBIT 11 - Computation of Earnings Per Share
                     (In thousands except per share amounts)

                                                               2001           2000            1999
                                                            --------------------------------------
BASIC:
      Net Income                                            $46,984        $33,559         $45,357

Weighted average shares outstanding                          38,879         38,321          38,792

Basic earnings per share                                      $1.21          $0.88           $1.17

DILUTED:
      Net Income                                            $46,984        $33,559         $45,357

Weighted average shares outstanding                          38,879         38,321          38,792
      Incremental shares under stock option plans             1,940          1,612           2,251
                                                            --------------------------------------
Adjusted weighted average shares outstanding                 40,819         39,933          41,043
                                                            --------------------------------------

Diluted earnings per share                                    $1.15          $0.84           $1.11


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